Piedmont Mining Signs Agreement With Miranda on PPM Gold Project, Nevada

Reno, NV – April 23, 2007 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that it has signed an ‘Exploration Agreement With Option To Form Joint Venture’ with Miranda US, Inc., a wholly-owned subsidiary of Miranda Gold Corp. (TSX-V: MAD), on their PPM gold property in Humboldt County, Nevada. This property is located at the north end of the Battle Mountain-Eureka gold trend on the west flank of the Hot Springs Range and just north of the town of Winnemucca. It is about 10 miles north of Piedmont’s Dutch Flat gold project and about 12 miles northwest of the Twin Creeks, Turquoise Ridge and Pinson gold deposits where past production and current resources now exceed 23 million ounces. The PPM property now consists of 116 unpatented claims.

The property overlies a northeast striking fault system that intersects biogeochemical gold-in-sagebrush anomalies near the margin of an inferred buried intrusive and adjacent to a sediment-hosted mercury district. Such mercury occurrences are frequently closely associated with sediment-hosted gold systems in Nevada.

Under the terms of the agreement, Piedmont must expend at least $175,000 in exploration work during the first year of the agreement, $200,000 during the second year, $300,000 during the third year, $425,000 during the fourth year and $650,000 during the fifth year of the agreement. Upon completing the total $1,750,000 work expenditure requirement, Piedmont will have earned a 55% interest in the property and the project. At that point, Piedmont and Miranda would enter into a joint venture with Piedmont being the operator. After the first year of the agreement, Piedmont may terminate the agreement at any time on 30 days written notice. Piedmont must pay all claims maintenance fees, which will be creditable against the work commitment expenditure requirement, and must pay Miranda $25,000 within 30 days of signing the agreement.

About Piedmont:

Piedmont is an exploration stage company, exploring for gold and silver exclusively in the state of Nevada. The Company has now entered into earn-in agreements with experienced exploration groups on 7 gold and/or silver properties in Nevada. Its Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

The Company is including the following cautionary statement in this news release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Certain forward-looking statements herein involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions that are other than statements of historical facts. These forward-looking statements are based on various assumptions, many of which are based upon further assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will be achieved or accomplished.

Piedmont Mining Company, Inc.	Reno, Nevada

www.piedmontmining.com

Contact:	Investor Relations:
Robert M. Shields, Jr.	212-734-9848	Susan Hahn & Associates: 212-986-6286